Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-91676 and Form S-8 No. 333-146504) pertaining to CACI $MART Plan of CACI International Inc of our report dated June 18, 2020, with respect to the financial statements and schedule of the CACI $MART Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Tysons, Virginia
June 18, 2020